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Exhibit 10.g

ADC TELECOMMUNICATIONS, INC.
EXECUTIVE INCENTIVE EXCHANGE PLAN
AS AMENDED AND RESTATED
EFFECTIVE AS OF NOVEMBER 1, 2001

ADC TELECOMMUNICATIONS, INC.
EXECUTIVE INCENTIVE EXCHANGE PLAN
AS AMENDED AND RESTATED EFFECTIVE
AS OF NOVEMBER 1, 2001

I. PLAN NAME AND EFFECTIVE DATE

        The name of this Plan is the ADC Telecommunications, Inc. ("Company") Executive Incentive Exchange Plan. This statement of the Plan incorporates changes approved on October 1, 2001 to be first effective for exchange elections made for potential incentive compensation earned in fiscal year 2002.

II. PURPOSE

        The purpose of the Plan is to provide rewards for exceptional performance of eligible executives, align executive rewards with shareholder interests, and provide an incentive for retention.

III. ADMINISTRATION

        This Plan will be administered by the same Committee ("Committee") appointed and authorized by the Company's Board of Directors to administer the Company's Global Stock Incentive Plan. The Committee is authorized to make all decisions as required in administration of the Plan and to exercise its discretion to define, interpret, construe, apply, and make any exceptions to the terms of the Plan. The Plan operates on an annual basis, coterminous with the Company's fiscal year.

IV. STOCK OPTION ISSUANCE

        All stock options issued under this Plan will be granted under the Company's Global Stock Incentive Plan and/or its successor plans. The terms of each option grant will be detailed in the Global Stock Incentive Plan and stock option agreement provided at the time of the grant.

V. ELIGIBILITY

        The Committee will from time to time establish rules of eligibility for participation in the Plan. Eligibility is limited to ADC executives who receive approval from the Chief Executive Officer for participation during a Plan year, provided that eligibility is confined to selected executives at U.S. salary grade 21 or higher, plus those at salary grade 20 who were selected for the previous Plan year. All Plan participants must also be participants under the Company's Management Incentive Plan ("MIP"). No employee may become a participant for any Plan year after November 1st of that Plan year.

VI. EXCHANGE ELECTION

        Prior to the beginning of each Plan year, participants may elect to exchange up to 50% of their MIP award for that Plan year for options to purchase common stock of the Company. Such elections may be made in 10% increments up to a maximum of 50% of the cash MIP award. No exchange will be made if the portion elected for exchange is less than one hundred dollars ($100.00). An election made under this Plan is irrevocable, and may not be withdrawn or terminated under any circumstances once made.

VII. EXCHANGE DATE

        Exchanges made under this Plan will be made as soon as administratively feasible following the close of the Plan year and the finalization of MIP awards for such Plan year.

VIII. EFFECTIVE DATE OF STOCK OPTION GRANT

        The effective date of the stock options granted under the Plan will be the last business day of the Plan year.

IX. EXCHANGE CALCULATION

        The MIP award that will be used to calculate the exchange to options will be the incentive amount eligible to be paid for the fiscal year, as determined in accordance with the MIP.

        The number of option shares granted as a result of the exchange will equal the dollar amount of the MIP award elected to be exchanged multiplied by 4.5, with this product being divided by the closing market value of ADC common stock on the effective date of the grant. The final number of shares will be rounded to the nearest whole number of shares.

        Participation in this Plan causes that portion of the MIP cash incentive amount that is elected to be exchanged to be forfeited, except as described under Section XIII.

X. NATURE OF OPTIONS TO BE GRANTED

        All options granted under this Plan will be nonqualified stock options, and not "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

XI. TERM AND VESTING OF OPTIONS

        All options granted under this Plan shall be 100% vested as of the effective date of the grant and be exercisable as soon as administratively feasible. The Company shall not be responsible for any delay in the exercisability of the options from the effective date of the grant.

XII. EXERCISE PRICE OF OPTIONS

        The exercise price of the stock options granted under this plan will be the fair market value of the Company's common stock on the effective date of the grant, as determined in accordance with the terms of the Global Stock Incentive Plan.

XIII. EFFECT OF CHANGE IN EMPLOYMENT STATUS ON CURRENT YEAR ELECTIONS (CHANGES DURING THE PLAN YEAR)

A.
Termination of Employment . A participant whose employment is terminated prior to the end of a Plan year, whether voluntarily or involuntarily (with or without cause), will relinquish all rights to the grant of any stock option under this Plan and will forfeit the MIP cash equivalent amount as defined in his/her irrevocable exchange election.

B.
Change in Job Status Based Upon a Demotion . If a participant is demoted from an eligible position under this Plan to an ineligible position, a pro-rated portion of the participant's cash MIP award will be exchanged under this Plan. The pro-rated portion shall be calculated according to the time served in the eligible position during the Plan year, provided at least three months were served in the eligible position.

C.
Death . If a participant dies during a Plan year, the participant's heirs as determined by will or applicable laws of descent and distribution will have no right to receive any stock options under this Plan. Heirs will receive instead the cash equivalent of the participant's MIP award that is calculated according to the MIP Plan.

XIV. AMENDMENT OR TERMINATION OF PLAN

        The Board of Directors reserves and retains the right to modify, rescind or terminate this Plan in whole or in part, at its sole discretion, and nothing in this Plan limits this right in any way or creates any rights in any employee in future participation in this Plan or any other, or constitutes any guarantee of compensation or employment with ADC.

XV. CAUTIONARY STATEMENT

        Participants should be aware that their participation in the Plan involves risk, in that the value of the stock options granted pursuant to the Plan will depend on the value of ADC common stock. An investment in ADC common stock involves risk. Participants are encouraged to review ADC's filings with the U.S. Securities and Exchange Commission for a description of some of the risk factors associated with an investment in ADC's common stock.

ATTACHMENT I
EXCHANGE EXAMPLE

Assumptions:
Annual earnings for Plan Year:	$100,000
Exchange election:	50% of MIP award
MIP award:	$30,000
FMV of stock on last day of Plan Year:	$5.00

         Exchange Calculation (Number of option shares awarded)

        MIP Award × Exchange Election % × 4.5 =
FMV per share on last day of Plan year

$30,000 × 50% × 4.5 =
$5.00

$67,500 = 13,500 option shares
$5.00

Exercise Price: $5.00 (FMV on grant date)
Grant Date: Last day of Plan year

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ADC TELECOMMUNICATIONS, INC. EXECUTIVE INCENTIVE EXCHANGE PLAN AS AMENDED AND RESTATED EFFECTIVE AS OF NOVEMBER 1, 2001
ATTACHMENT I EXCHANGE EXAMPLE